CORE LABORATORIES INC.

2023 NON-EMPLOYEE DIRECTOR STOCK INCENTIVE PLAN

Restricted Share Award Agreement

THIS AGREEMENT is made as of _________, 20__ by and between Core Laboratories Inc., a Delaware corporation (the “Company”), and __________ (“Participant”), in order to carry out the purposes of the Core Laboratories Inc. 2023 Non-employee Director Stock Incentive Plan, as amended (the “Plan”), by issuing Participant unfunded and unsecured rights to acquire shares of common stock of the Company, subject to certain restrictions, and in consideration of the mutual agreements and other matters set forth herein and in the Plan, the Company and Participant hereby agree as follows:

I. Definitions

1.1 Definitions

Wherever used in this Agreement, the following words and phrases when capitalized will have the meanings ascribed below, unless the context clearly indicates to the contrary, and all other capitalized terms used in this Agreement, which are not defined below, will have the meanings set forth in the Plan.

(1) “Agreement” means this Restricted Share Award Agreement between Participant and the Company.

(2) “Date of Grant” means, with respect to each grant of Restricted Shares, the applicable Date of Grant set forth on Appendix A of this Agreement.

(3) “Directors” means the non-employee members of the Board of Directors.

(4) “Forfeiture Restrictions” means the Forfeiture Restrictions as set forth in Section 3.1 herein.

(5) “Restricted Period” means, with respect to each grant of Restricted Shares, the one-year period commencing on _______, 20__.

(6) “Restricted Shares” means the right to acquire shares of common stock of the Company issued in Participant’s name pursuant to this Agreement, subject to the Forfeiture Restrictions, and as the context may require, any such shares so issued in Participant’s name.

(7) “Service” means Participant’s status as a non-employee director of the Company.

(8) “Vest” means the lapse of the Forfeiture Restrictions with respect to all or a portion of the Restricted Shares.

1.2 Number and Gender

Wherever appropriate herein, words used in the singular will be considered to include the plural, and words used in the plural will be considered to include the singular. The masculine gender, where appearing herein, will be deemed to include the feminine gender where appropriate.

1.3 Headings of Articles and Sections

The headings of Articles and Sections herein are included solely for convenience. If there is any conflict between such headings and the text of this Agreement, the text will control. All references to Articles, Sections, and Paragraphs are to this document unless otherwise indicated.

II. Award of Restricted Shares

2.1 Award of Restricted Shares

Effective as of the Date of Grant, the Company awards to Participant the right to receive, after and to the extent the Forfeiture Restrictions lapse, the number of shares of common stock set forth on Appendix A of this Agreement, subject to certain restrictions and shall be herein referred to as the “Restricted Shares.” The rights awarded to Participant pursuant to this Agreement are unsecured and unfunded rights to receive the Restricted Shares, which rights shall be subject to the terms, conditions, and restrictions set forth in this Agreement and the Plan. Participant hereby accepts the Restricted Shares and agrees with respect thereto to the terms and conditions set forth in this Agreement and the Plan.

2.2 Subsequent Awards

In the sole discretion of the Company, subsequent grants of Restricted Shares to Participant, if any, may be evidenced by amending Appendix A of this Agreement to reflect such subsequent grant. Any such subsequent grant of Restricted Shares shall be issued upon acceptance by Participant and upon satisfaction of the conditions of this Agreement and the Plan. Participant shall accept any such subsequent grant of Restricted Shares when issued and agrees with respect thereto to the terms and conditions set forth in this Agreement and the Plan. Regardless of the number of subsequent grants of Restricted Shares, if any, evidenced by this Agreement, this Agreement shall be interpreted to apply separately to each grant of Restricted Shares.

III. Forfeiture Restrictions

3.1 Forfeiture Restrictions

(a) The Restricted Shares may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of to the extent then subject to the Forfeiture Restrictions (as hereinafter defined). In the event of termination of Participant’s Service for reasons other than death or disability, Participant shall, for no consideration, forfeit to the Company all Restricted Shares to the extent then subject to the Forfeiture Restrictions. The prohibition against transfer and the obligation to forfeit and surrender Restricted Shares to the Company upon termination of Service for reasons other than death or disability are herein referred to as the “Forfeiture Restrictions.”

(b) The Forfeiture Restrictions shall be binding upon and enforceable against any transferee of Restricted Shares. The prohibitions of this Section 3.1 shall not apply to the transfer of Restricted Shares pursuant to a plan of reorganization of the Company, but the stock, securities or other property received in exchange therefor shall also become subject to the Forfeiture Restrictions and provisions governing the lapsing of such Forfeiture Restrictions applicable to the original Restricted Shares for all purposes of this Agreement.

IV. Vesting

4.1 Vesting/Lapse of Forfeiture Restrictions

(a) Except as provided in Section 4.2 and Section 4.3, no Restricted Shares shall Vest if Participant’s Service is terminated prior to the last day of the Restricted Period for reasons other than death or disability.

4.2 Acceleration of Vesting

In the event of a Change in Control prior to the last day of a Restricted Period and while Participant is in the Service of the Company or a Subsidiary (or in the event of a termination of Participant’s Service for any reason whatsoever prior to the last day of a Restricted Period and upon the date upon which a Change in Control occurs), all of the Restricted Shares with respect to such Restricted Period shall Vest as of the effective date of such Change in Control.

4.3 Effect of Termination of Service on Vesting

(a) Upon termination of Participant’s Service for any reason other than death or disability, the Restricted Shares shall be immediately forfeited to the extent not then Vested.

(b) Upon termination of Participant’s Service by reason of death or disability, the Restricted Shares shall not be immediately forfeited, but rather shall become Vested as of the end of the Restricted Period, to be delivered to the Participant upon the expiration of the Restricted Period and not upon termination for one of these reasons.

V. Delivery of Restricted Shares

5.1 Delivery of Restricted Shares

As soon as practicable after the Restricted Shares become Vested, and subject to the tax withholding referred to in Section 7.4, the Company shall deliver to Participant evidence of share ownership, issued in Participant’s name for the number of such Vested Restricted Shares.

VI. Status of Restricted Shares and Restrictions

6.1 Status of Restricted Shares

With respect to the status of the Restricted Shares, at the time of execution of this Agreement Participant understands and agrees to all of the following:

(a) Participant agrees that the Restricted Shares will not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable securities laws, whether federal or state.

(b) Participant agrees that (i) the Company may refuse to register the Restricted Shares on the stock transfer records of the Company if such proposed transfer would in the opinion of counsel satisfactory to the Company constitute a violation of any applicable securities law, and (ii) the Company may give related instructions to its transfer agent, if any, to stop registration of the Restricted Shares.

6.2 Certificates and Shareholder Rights

Restricted Shares shall not constitute issued and outstanding shares of common stock until issued and delivered in accordance with this Agreement and the Plan. Prior to the time the Restricted Shares are issued and delivered, Participant will not have the right to vote any Restricted Shares, to receive or retain any dividends or distributions paid or distributed on issued and outstanding shares of common stock or to exercise any other rights, powers and privileges of a shareholder with respect to any Restricted Shares. In accordance with the provisions of Article V, the Company shall deliver to Participant stock certificates, or an equivalent evidence of share ownership, issued in Participant’s name for the number of Restricted Shares that have become Vested.

6.3 Corporate Acts

The existence of the Restricted Share awards shall not affect in any way the right or power of the Board of Directors or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of debt or equity securities, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding; provided, however, that in the event of a stock split, stock dividend paid in shares, or similar reorganization affecting all or substantially all of the Company’s shares, the Restricted Shares shall similarly and automatically be split or reorganized without further action or decision by the Company or the Compensation Committee of the Board of Directors of the Company (the “Committee”). The prohibitions of Section 3.1 shall not apply to the transfer of Restricted Share awards pursuant to a plan of reorganization of the Company, but the stock, securities or other property received in exchange therefor shall also become subject to the Forfeiture Restrictions and provisions governing the lapsing of such Forfeiture Restrictions applicable to the original Restricted Shares for all purposes of this Agreement.

VII. Miscellaneous

7.1 Service Relationship

For purposes of this Agreement, any question as to whether and when there has been a termination of Participant’s Service, and the cause of such termination, shall be determined by the Committee, and its determination will be final.

7.2 Notices

For purposes of this Agreement, notices and all other communications provided for herein will be in writing and will be deemed to have been duly given when personally delivered or (i) if Participant is outside of the United States at the time of transmission of such notice, when sent by courier, facsimile, or electronic mail, and (ii) if Participant is within the United States at the time of transmission of such notice, when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the Company at its principal executive office and to Participant at the last address filed with the Company or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices of changes of address will be effective only upon receipt.

7.3 Restrictions on Transfer of Shares

No Restricted Shares may be sold, exchanged, transferred (including, without limitation, any transfer to a nominee or agent of Participant), assigned, pledged, hypothecated, or otherwise disposed of, including by operation of law, in any manner that violates the Forfeiture Restrictions and any other provisions of this Agreement, and, until the date on which such Forfeiture Restrictions lapse, any such attempted disposition shall be void. The Company shall not be required (i) to transfer on its books any shares that will have been transferred in violation of this Agreement or (ii) to treat as owner of such shares, to accord the right to vote as such owner, or to pay dividends to any transferee to whom such shares will have been so transferred.

7.4 Withholding of Tax

To the extent that the receipt of Restricted Shares or the lapse of any Forfeiture Restriction results in compensation income to Participant for federal or state income tax purposes, Participant shall deliver to the Company at the time of such event such amount of money or shares of common stock as the Company may require to meet all obligations under applicable tax laws or regulations, and, if Participant fails to do so, the Company is authorized to withhold or cause to be withheld from any remuneration in cash or shares of common stock then or thereafter payable to Participant for any tax attributable to the Participant required to be withheld by reason of such resulting compensation income.

7.5 No Employment Rights Conferred

No provision of this Agreement shall confer any right upon Participant to employment with the Company or any Subsidiary, if applicable.

7.6 Limitation of Rights

No provision of this Agreement shall be construed to give Participant or any other person any interest in any fund or in any specified asset or assets of the Company or a Subsidiary.

7.7 Binding Effect

This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Participant.

7.8 Governing Law

This Agreement shall be governed by, and construed in accordance with, the laws of the state of Texas.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its officer thereunto duly authorized, and Participant has executed this Agreement, all effective as of the Date of Grant.

CORE LABORATORIES INC.

By:

Name:

Title:

APPENDIX A

Restricted Share Award Agreement

Effective Date of Grant	Number of Restricted Shares	Restricted Period Begins	Restricted Period Ends